Exhibit 99.2

AMERICAN INTERNATIONAL GROUP, INC.

Certification of Principal Financial Officer Pursuant to Section 111(B)(4) of the Emergency Economic Stabilization Act of 2008

I, David L. Herzog, certify, based on my knowledge, that:

(i)                                     The Compensation and Management Resources Committee of the Board of Directors (the “Committee”) of American International Group, Inc. (“AIG”) has discussed, reviewed, and evaluated with senior risk officers, at least every six months during any part of the period beginning January 1, 2012 and ending December 14, 2012 (the “most recently completed fiscal year that was a TARP period”), the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to AIG;

(ii)                                  The Committee has identified and taken steps to limit, during any part of the most recently completed fiscal year that was a TARP period, any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of AIG, and has identified any features of the employee compensation plans that pose risks to AIG and has taken all reasonable efforts to limit those features to ensure that AIG is not unnecessarily exposed to risks;

(iii)                               The Committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of AIG to enhance the compensation of an employee, and has limited those features that would encourage the manipulation of reported earnings of AIG;

(iv)                              The Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)                                 The Committee will provide a narrative description of how it limited, during any part of the most recently completed fiscal year that was a TARP period, the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of AIG; (B) Employee compensation plans that unnecessarily expose AIG to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of AIG to enhance the compensation of an employee;

(vi)                              AIG has required that bonus payments (“bonus payments”), as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), of the SEOs and next twenty most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria to the extent required by the regulations and guidance established under section 111 of EESA;

(vii)                           AIG has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)                        During any part of the most recently completed fiscal year that was a TARP period, AIG has limited bonus payments to its applicable employees, in accordance with section 111 of EESA and the regulations and guidance established thereunder, and has received approvals from the Office of the Special Master for TARP Executive Compensation for compensation payments and structures as required under the regulations and guidance established under section 111 of EESA, and has not made any payments inconsistent with those approved payments and structures;

(ix)                              AIG and its employees have complied with the excessive or luxury expenditures policy (as defined in the regulations and guidance established under section 111 of EESA) established by the Board of Directors of AIG, during any part of the most recently completed fiscal year that was a TARP period, and any expenses that, pursuant to this policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)                                 AIG is not required to meet the standard referred to in clause (x) of the model certification (the “Model Certification”) set forth in Appendix B to Section 30.15 of the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued under EESA;

(xi)                              AIG will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who was subject to the bonus payment limitations identified in paragraph (viii);

(xii)                           AIG will disclose whether AIG, the Board of Directors of AIG, or the Committee has engaged, during any part of the most recently completed fiscal year that was a TARP period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)                        AIG has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)                       AIG has substantially complied with all other requirements related to employee compensation that are provided in the agreements between AIG and Treasury, including any amendments;

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(xv)                          AIG was not required to meet the standard referred to in clause (xv) of the Model Certification, as a result of the cessation of AIG’s TARP period as of December 14, 2012; and

(xvi)                       I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

/s/ David L. Herzog		February 21, 2013
David L. Herzog	Date
Executive Vice President and Chief Financial Officer

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